                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 or 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 8, 1997


                         OUTBOARD MARINE CORPORATION
             (Exact name of registrant as specified in charter)

                                  Delaware
               (State or other jurisdiction of incorporation)

             Delaware            1-2883              36-1589715
(State or other jurisdiction of incorporation)    (Commission File
No.)      (IRS Employer Identification No.)


100 Sea Horse Drive, Waukegan, Illinois                60085
(Address of Principal Executive Offices)             (Zip Code)

     Registrant's telephone number, including area code:  (847)
689-6200
Item 5.   Other Events

Execution of Merger Agreement.

    Detroit Diesel Corporation, a Delaware corporation ("Detroit Diesel"), OMC Acquisition Corp., a Delaware corporation (the "Merger Sub") and a wholly-owned subsidiary of Detroit Diesel, and Outboard Marine Corporation, a Delaware corporation ("OMC"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 8, 1997. Pursuant to the terms of the Merger Agreement, on or before July 15, 1997, Merger Sub will initiate a cash tender offer to purchase 13,842,619 shares of Common Stock of OMC at a price of $16.00 per share (the "Offer"). In the event the Offer is consummated, a meeting of OMC shareholders will be held to approve the Merger Agreement and the merger of Merger Sub into OMC. In the merger, the outstanding shares of Common Stock of OMC will be exchanged for an aggregate of 4,000,000 shares of Common Stock of Detroit Diesel plus a variable amount of cash based on the closing price of the Detroit Diesel Common Stock. Pursuant to the Merger Agreement, at the effective time of the merger, each then issued and outstanding share of OMC Common Stock, other than shares held by Detroit Diesel, Merger Sub and OMC and shares as to which appraisal rights have been properly exercised (the "Exchanged Common Shares") will be converted into the right to receive (1) a fractional share of Detroit Diesel Common Stock equal to 4,000,000 divided by the number of Exchanged Common Shares (the "Exchange Ratio") plus (2) a cash payment equal to (i) $16.00 minus (ii) the product of the Exchange Ratio multiplied by $25.00, plus (3) in the event the average closing price on the New York Stock Exchange for Detroit Diesel Common Shares for the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the merger (the "DDC Closing Date Price") is less than $25.00, then an additional cash payment equal to the product of the Exchange Ratio multiplied by the lesser of (i) $25.00 minus the DDC Closing date Price or (ii) $6.00.

    As of June 30, 1997, there were 20,205,515 shares of OMC Common Stock outstanding, excluding shares issuable upon (i) the exercise of options to purchase an aggregate of approximately 1.4 million shares of OMC Common Stock and (ii) the conversion of outstanding convertible debt instruments.

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    In connection with the Merger, OMC approved Amendment No.  1 (the
"Amendment") to the Rights Agreement, dated as of April 24, 1996 (the "Rights Agreement"), between OMC and First Chicago Trust company of New York, as Rights Agent.

    The Amendment provides that neither the approval, execution, delivery and performance of the Merger Agreement, nor the consummation of the transactions contemplated thereby, shall cause Detroit Diesel or its Affiliates or Associates to become an Acquiring Person under the Rights Agreement (as each of such terms is defined in the Rights Agreement). In addition, the Amendment provides an exception from the provisions of the Rights Agreement defining the occurrence of a "Section 11(a) (ii) Event" or a "Section 13 Event" with respect to the beneficial ownership of OMC Common Stock by Detroit Diesel and its Affiliates or Associates solely by virtue of the Merger Agreement.

    The Rights Agreement and the Amendment are more fully described in OMC's Form 8-A/A, filed with the Securities and Exchange Commission on July 10, 1997.

    The joint press release of OMC and Detroit Diesel issued on July 9, 1997 announcing the Merger Agreement is attached as an exhibit hereto.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

     (a)  Not Applicable.

     (b)  Not Applicable.

     (c)  Exhibit.

          The exhibit listed below and in the accompanying
Exhibit Index is filed as part of the Current Report on Form 8-K.



     Exhibit No.                   Title
     -----------                   -----
     99.1                Joint Press Release, dated July 9, 1997,
                          of OMC and Detroit Diesel


                                  SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        OUTBOARD MARINE CORPORATION

                                        By: D. J. BADDELEY
                                            --------------
                                            D. J. Baddeley
                                            Vice President, Secretary and
                                            General Counsel

Dated:    July 10, 1997

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                                EXHIBIT INDEX

                         Outboard Marine Corporation

                         Current Report on Form 8-K
                             Dated July 8, 1997



Exhibit No.                   Title
-----------                   -----
99.1               Joint Press Release, dated
                   July 9, 1997, of OMC and
                   Detroit Diesel


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

              DETROIT DIESEL CORPORATION ANNOUNCES TENDER OFFER
                    TO ACQUIRE OUTBOARD MARINE CORPORATION

    Detroit, MI and Waukegan, IL, July 9, 1997 -- Detroit Diesel Corporation (NYSE:DDC) and Outboard Marine Corporation (NYSE:OM) today jointly announced the signing of a definitive agreement and plan of merger under which DDC will acquire Outboard Marine Corporation (OMC). Detroit Diesel will shortly commence a two-step transaction to acquire the outstanding common shares of OMC for $16 per share. The transaction's two steps are: first, a tender offer for approximately 67% on a fully diluted basis of the outstanding OMC shares in cash; then, in step two, to purchase the remaining shares for a combination of cash and 4 million shares of DDC common stock. The aggregate value of the transaction is approximately $500 million, including the assumption of OMC's existing debt of approximately $180 million. In addition to the equity offering, DDC's acquisition will be financed through a newly established credit facility.
    The agreement, which is subject to customary conditions, provides for the merger of a newly-formed subsidiary of Detroit Diesel with OMC following the completion of the tender offer. The board of directors of Outboard Marine has approved the offer and merger.
    Roger S. Penske, Chairman of Detroit Diesel said, "Our objective is to further expand our worldwide marine capabilities beyond diesel engines with the OMC enterprises. OMC, as a leading boat and marine gasoline engine manufacturer, affords us the opportunity to enhance skills and resources in new product development, manufacturing processes, marketing, sales and distribution, and customer service. In addition, we look forward to the prospect of further developing OMC's proprietary FICHT fuel injection technology to optimize the performance, fuel economy and emissions capability for the next generation of marine and other engines. The DDC/OMC combination represents an additional example of our commitment to generate long-term earnings growth and maintain technology leadership for our shareholders."
    Referring to OMC's previously announced decision to explore strategic alternatives in order to maximize shareholder value, Harry W. Bowman, Chairman of Outboard Marine Corporation, said, "We are very pleased that our process has resulted in an agreement to team OMC with Detroit Diesel, a company which has achieved great growth and excellent performance in engineering, manufacturing and marketing its products. With OMC's shareholders being offered the opportunity to participate in DDC's future, along with the cash consideration being offered, we believe this offer maximizes value for our current owners. The merger also provides the opportunity for an optimistic future for our dealers, their customers, and our employees. This is a very positive development for OMC worldwide and the marine industry as well."

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    Timothy D.  Leuliette, Vice Chairman of Detroit Diesel, said, "With OMC's leading market positions, and its recognized and respected brands such as Johnson and Evinrude , there are many opportunities to expand our marine business and capitalize on synergies between DDC and OMC operations. We will proceed with our tender offer shortly, subject to normal regulatory approvals, and plan to close the subsequent merger transaction within the next 90 days."
    Combined net revenues for Detroit Diesel and Outboard Marine Corporation in 1996 would have been $3.2 billion.
    Outboard Marine Corporation is a leading global manufacturer and marketer of marine engines and boats and related parts and accessories. It is the second largest manufacturer of outboard engines in the world and the second largest boat builder in the United States. Some of OMC's products, including Johnson and Evinrude outboards, and Chris*Craft , Grumman , Four Winns and Stratos boats, are among the most widely recognized brands in the world. OMC manufactures products for world markets in facilities located around the globe. Approximately 80% of OMC sales are in North America, the world's largest market for marine products.

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    Detroit Diesel Corporation is engaged in the design, manufacture, sale and service of heavy-duty diesel and alternative fuel engines, automotive diesel engines, and engine-related products, and provides financing through Detroit Diesel Capital Corporation. The Company offers a complete line of diesel engines from ten to 10,000 horsepower for the on-highway truck; construction, mining and industrial; automotive; coach and bus; marine; power generation;
and military markets. Detroit Diesel services these markets directly and through worldwide network of more than 2,500 authorized distributors and dealers. Detroit Diesel's major shareholder is a wholly-owned subsidiary of Penske Corporation, a closely-held, diversified transportation services company which conducts its business through a number of wholly- or partially-owned companies, including Penske Truck Leasing Company, Diesel Technology Company, AG Kuhnle, Kopp, and Kausch, Penske Automotive Group,
Inc., Penske Auto Centers, Inc., Penske Motorsports, Inc., and Penske Capital Partners. The Penske group of businesses has annual revenues exceeding $6 billion and employs more than 25,000 around the world.

                                   # # # # #

    Detroit Diesel Corporation's World Wide Web address is:
http://www.detroitdiesel.com
    Outboard Marine Corporation's World Wide Web address is:
http://www.OMC-online.com

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